Contact Info:Arron K. Sutherland, President and CEO

Illinois Casualty Company

(309) 732-0105

arrons@ilcasco.com

225 20th Street, Rock Island, IL  61201

ICC Holdings, Inc. Reports 2019 Second Quarter and Six Months Results

FOR IMMEDIATE RELEASE: 7/29/2019

Rock Island, IL. – July 29, 2019 – ICC Holdings, Inc. (NASDAQ: ICCH) (the Company), parent company of Illinois Casualty Company, a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry, today reported preliminary, unaudited results for the second quarter and six months ended June 30, 2019.

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2019 – FINANCIAL RESULTS

Net earnings totaled $482,000 or $0.16 per share for the second quarter of 2019, compared to a  net loss of $209,000 or $0.07 per share for the second quarter of 2018. For the six months ended June 30, 2019, the Company reported net earnings of $771,000 or $0.26 per share, compared to $467,000 or $0.15 per share for the same period in 2018. Additionally, book value per share increased 6.1% to $18.84 from $17.76.

Direct premiums written grew by $761,000, or 4.7%, to $16,785,000 for the second quarter of 2019 from $16,024,000 for the same period in 2018.  For the six months ended June 30, 2019, direct premiums written grew by $1,632,000, or 5.4%, to $32,044,000 from $30,412,000 for the same period in 2018. Net premiums earned grew by 14.0% to $13,094,000 for the second quarter of 2019 from $11,485,000 for the same period in 2018. Net premiums earned grew by 12.1% to $25,540,000 for the six months ended June 30, 2019, from $22,782,000 for the same period in 2018.

For the second quarter of 2019, the Company ceded to reinsurers $2,425,000 of earned premiums, compared to $2,732,000 of earned premiums for the second quarter of 2018. For the six months ended June 30, 2019, the Company ceded $5,273,000 of earned premiums to reinsurers compared to $4,980,000 of earned premiums for the same period in 2018.

Net realized investment gains including other-than-temporary impairment losses were $647,000 compared to losses of $30,000 for the second quarter of 2019 and 2018, respectively. For the six months ended June 30, 2019, net realized investment gains net of other-than-temporary impairment losses, decreased by $472,000 to $600,000 from $1,072,000 for the same period in 2018.  The net realized investment gains net of other-than-temporary impairment losses for the six months ended June 30, 2018, resulted from the Company liquidating common stock securities as part of the transition to a new equity manager during the first quarter of 2018.

Net investment income increased by $115,000, or 16.8%,  to $800,000 for the second quarter of 2019, as compared to $685,000 for the same period in 2018.  For the six months ended June 30, 2019, net investment income grew $208,000, or 15.0% to $1,596,000 from $1,388,000 for the same period in 2018.  The growth in net investment income for the six months ended June 30, 2019, was driven by increased book yield and an increase in net asset value for much of the period.

Losses and settlement expenses increased by $1,110,000, or 14.2%, to $8,901,000 for the second quarter of 2019, from $7,791,000 for the same period in 2018.  Losses and settlement expenses increased by $2,722,000, or 17.2% to $18,508,000 for the six months ended June 30, 2019, from $15,786,000 for the same period in 2018.  Losses and settlement expenses increased for the second quarter and six months ended June 30, 2019, primarily due to an increase in property losses.

Policy acquisition costs and other operating expenses increased by $520,000, or 11.6%, to $4,996,000 for the second quarter of 2019 from $4,476,000 for the same period in 2018.  Policy acquisition costs and other operating expenses increased by $1,233,000, or 14.3%, to $9,846,000 for the six months ended June 30, 2019, from $8,613,000 for the same period in 2018. The primary driver relates to restructuring 2019 reinsurance contracts to eliminate all ceding commissions on primary excess of loss contracts. This change increases the Company’s overall net earned premiums by the same amount as the decrease in ceding commission.

Total assets increased by 8.6% from $150,283,000 at December 31, 2018, to $163,266,000 at June 30, 2019.  Our investment portfolio, which consists of fixed maturity securities, common stocks, preferred stocks, property held for investment, and other invested assets, increased by 3.8% from $104,565,000 at December 31, 2018, to $108,531,000 at June 30, 2019.

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2019 – FINANCIAL RATIOS

The Company’s losses and settlement expense ratio (defined as losses and settlement expenses divided by net premiums earned) was 68.0% and 72.5% in the second quarter and six months ended June 30, 2019, respectively, compared with 67.8% and 69.3% in the same periods of 2018, respectively.

The expense ratio (defined as the amortization of deferred policy acquisition costs and underwriting and administrative expenses divided by net premiums earned) was 38.1% and 38.6% in the second quarter and six months ended June 30, 2019, respectively, compared to 39.0% and 37.8% in the same periods of 2018, respectively.

The Company’s GAAP combined ratio (defined as the sum of the losses and settlement expense ratio and the expense ratio) was 106.1% and 111.0% in the second quarter and six months ended June 30, 2019, respectively, compared to 106.8% and 107.1% in the same periods of 2018, respectively.

MANAGEMENT COMMENTARY

“I am pleased to report that the Company continues to produce positive earnings per share.  The 2019 second quarter earnings per share and combined ratio was an improvement over the same period in 2018.  Weather-related net losses continue to restrict current year earnings and are up approximately 50% over the prior year-to-date period. We continue to see top line premium and investment-related growth, driven primarily by improved premium rate adequacy and increased book yield on invested assets.  Direct written premium has grown 5.4%, while the policies in force count has grown by only 1.5%.  As planned, the Company increased its premium retention year over year from 82.6% to 83.7%.  Although our combined ratio remains above target, it has improved both for the current year and as compared to the second quarter of 2018. This positive momentum is the result of continued rate strengthening and focused exposure reductions;  we expect these initiatives will continue to improve the overall combined ratio for the remainder of the year.

Looking to 2020, our marketing team continues laying the groundwork in Pennsylvania, and the Company remains on target to begin writing business in January.  In the second quarter, the Company applied for licensure in both Utah and Arizona and has commitments from current agency partners to produce in these states.  We anticipate obtaining these additional licenses in 2020.

I am pleased to see the positive movement in the second quarter and prospects going forward for ICCH,” stated Arron Sutherland, President and Chief Executive Officer.

EARNINGS CONFERENCE CALL

The Company will hold a conference call on August 22, 2019, at 1:00 p.m. CT to discuss results for the second quarter and six months ended June 30, 2019.

Teleconference:

Dial-in information for the call is 1-866-595-5224 (toll-free) or 1-636-812-6497, passcode 8129597.

ABOUT ICC HOLDINGS, INC.

ICC Holdings, Inc. is a vertically integrated company created to facilitate the growth, expansion and diversification of its subsidiaries in order to maximize value to its stakeholders.  The group of companies consolidated under ICC Holdings, Inc. engages in diverse, yet complementary business activities, including property and casualty insurance, real estate, and information technology.

The Company’s common shares trade on the NASDAQ Capital Market under the ticker symbol “ICCH”. For more information about ICC Holdings, visit http://ir.iccholdingsinc.com.

FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue and profit growth, product and segment expansion, regulatory approval in connection with expansion, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Information,” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. No undue reliance should be placed on any forward-looking statements.

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	As of
	June 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Investments and cash:
Fixed maturity securities (amortized cost - $88,228,065 at	$91,399,372	$88,981,159
6/30/2019 and $89,252,906 at 12/31/2018)
Common stocks (cost - $13,115,548 at	13,177,329	11,843,223
6/30/2019 and $13,572,713 at 12/31/2018)
Other invested assets	252,500	154,200
Property held for investment, at cost, net of accumulated depreciation of	3,702,164	3,586,273
$274,784 at 6/30/2019 and $222,825 at 12/31/2018
Cash and cash equivalents	6,045,615	4,644,784
Total investments and cash	114,576,980	109,209,639
Accrued investment income	627,687	648,321
Premiums and reinsurance balances receivable, net of allowances for	22,402,839	21,404,344
uncollectible amounts of $50,000 at 6/30/2019 and 12/31/2018
Ceded unearned premiums	843,649	796,065
Reinsurance balances recoverable on unpaid losses and settlement expenses,	13,974,014	6,735,964
net of allowances for uncollectible amounts of $0 at 6/30/2019 and 12/31/2018
Federal income taxes	791,680	1,868,669
Deferred policy acquisition costs, net	5,492,388	5,247,188
Property and equipment, at cost, net of accumulated depreciation of	3,180,332	3,332,810
$5,418,842 at 6/30/2019 and $5,099,090 at 12/31/2018
Other assets	1,376,227	1,040,193
Total assets	$163,265,796	$150,283,193
Liabilities and Equity
Liabilities:
Unpaid losses and settlement expenses	$61,263,901	$51,447,440
Unearned premiums	31,312,273	29,972,623
Reinsurance balances payable	432,635	993,004
Corporate debt	3,481,819	3,484,606
Accrued expenses	3,226,603	4,536,218
Other liabilities	1,303,187	1,256,003
Total liabilities	101,020,418	91,689,894
Equity:
Common stock[1]	35,000	35,000
Treasury stock, at cost[2]	(3,049,125)	(2,999,995)
Additional paid-in capital	32,599,373	32,505,423
Accumulated other comprehensive earnings (loss), net of tax	2,505,334	(1,580,976)
Retained earnings	33,085,429	33,680,702
Less: Unearned Employee Stock Ownership Plan shares at cost[3]	(2,930,633)	(3,046,855)
Total equity	62,245,378	58,593,299
Total liabilities and equity	$163,265,796	$150,283,193

1Par value $0.01; authorized: 2019 - 10,000,000 shares and 2018 – 10,000,000 shares; issued: 2019 - 3,500,000 shares and

2018 – 3,500,000 shares; outstanding: 2019 - 3,010,116 and 2018 - 2,992,734 shares.

22019 –196,721 shares and 2018 – 196,721 shares

32019 –293,063 shares and 2018 –304,685 shares

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Three-Months Ended
	June 30,
	2019	2018
Net premiums earned	$13,094,222	$11,485,071
Net investment income	800,130	685,492
Net realized investment gains (losses)	647,068	(29,930)
Net unrealized losses on equity securities	(116,691)	—
Other income (loss)	167,184	(507)
Consolidated revenues	14,591,913	12,140,126
Losses and settlement expenses	8,900,732	7,790,587
Policy acquisition costs and other operating expenses	4,996,101	4,476,071
Interest (income) expense on debt	(326)	27,621
General corporate expenses	137,290	133,806
Total expenses	14,033,797	12,428,085
Earnings (loss) before income taxes	558,116	(287,959)
Total income tax expense (benefit)	75,840	(79,420)
Net earnings (loss)	$482,276	$(208,539)

Other comprehensive earnings (loss), net of tax	1,245,804	(35,396)
Comprehensive earnings (loss)	$1,728,080	$(243,935)

Earnings per share:
Basic:
Basic net earnings (loss) per share	$0.16	$(0.07)
Diluted:
Diluted net earnings (loss) per share	$0.16	$(0.07)

Weighted average number of common shares outstanding:
Basic	3,007,685	3,179,669
Diluted	3,010,712	3,180,679

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Six-Months Ended
	June 30,
	2019	2018
Net premiums earned	$25,540,136	$22,782,015
Net investment income	1,595,503	1,388,376
Net realized investment gains	599,642	1,072,200
Net unrealized gains on equity securities	1,723,727	—
Other income	113,297	56,171
Consolidated revenues	29,572,305	25,298,762
Losses and settlement expenses	18,508,022	15,786,436
Policy acquisition costs and other operating expenses	9,846,287	8,613,422
Interest expense on debt	31,688	75,782
General corporate expenses	280,451	270,056
Total expenses	28,666,448	24,745,696
Earnings before income taxes	905,857	553,066
Total income tax expense	134,833	85,778
Net earnings	$771,024	$467,288

Other comprehensive earnings (loss), net of tax	2,720,013	(2,602,473)
Comprehensive earnings (loss)	$3,491,037	$(2,135,185)

Earnings per share:
Basic:
Basic net earnings per share	$0.26	$0.15
Diluted:
Diluted net earnings per share	$0.26	$0.15

Weighted average number of common shares outstanding:
Basic	3,001,713	3,174,324
Diluted	3,004,739	3,175,334